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         PROSPECTUS SUPPLEMENT NO. 6 TO PROSPECTUS DATED APRIL 24, 2002

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

          Filed Pursuant to Rule 424(b)(3) of the Rules and Regulations
                        Under the Securities Act of 1933

                      Registration Statement No. 333-85894

                                  $185,000,000
            3.50% SENIOR CONVERTIBLE DEBENTURES DUE FEBRUARY 1, 2022
                                       AND
             COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

                            ------------------------

         This prospectus supplement will be used by the holders of debentures listed below to resell their debentures or the shares of our common stock, par value $0.01 per share, issuable upon conversion of the debentures.

         You should read this prospectus supplement together with the prospectus dated April 24, 2002, which is to be delivered with this prospectus supplement.

         The table below sets forth additional and updated information concerning beneficial ownership of the debentures, and supplements and, to the extent inconsistent with, amends the table appearing under the caption "Selling Securityholders" beginning on page 32 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding that selling securityholder supersedes the information set forth in the prospectus. We have prepared this table based on information given to us by the selling securityholders listed below prior to the date hereof.

                                             PRINCIPAL AMOUNT                        NUMBER OF
                                              OF DEBENTURES      PERCENTAGE OF    UNDERLYING SHARES  PERCENTAGE OF
                                              OWNED AND THAT      DEBENTURES       OF COMMON STOCK   COMMON STOCK
NAME                                           MAY BE SOLD        OUTSTANDING     THAT MAY BE SOLD   OUTSTANDING(1)
------------------------------------         ---------------     -------------    -----------------  --------------
BTPO Growth vs. Value                            6,500,000           3.51%           167,244.08            *


---------------------------
*        Less than 1%

(1) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 45,093,817 shares of common stock outstanding as of November 30, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures.

                            ------------------------

         INVESTING IN THE DEBENTURES INVOLVES RISKS THAT ARE DESCRIBED IN "RISK FACTORS RELATING TO OUR DEBT" BEGINNING ON PAGE 9 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 13, 2002